Exhibit 99.1

    iMergent Reaches Agreement With the Utah Division of Consumer Protection

        Division Withdraws Petition Requesting Registration as a Business
         Opportunity; iMergent Withdraws Petition With the Department of
                               Commerce for Review

     OREM, Utah--(BUSINESS WIRE)--Oct. 25, 2007--iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, announced it was notified on October 22, 2007 by the Utah Division of Consumer Protection that the division has dismissed its petition requesting iMergent to register as a business opportunity. As part of the agreement, the company agreed to disclosures intended to clarify the company's business model.

     Jeffery Korn, general counsel for iMergent, said, "I want to thank the Utah Division of Consumer Protection and, in particular, Francine Giani, executive director of the Utah Department of Commerce. While we have had a protracted disagreement about the applicability of regulations, we were able to sit down and have an open and honest discussion. Francine was willing to roll up her sleeves and work on an agreement that provides additional and useful disclosures to iMergent's customers and provide the protections the division sought."

     Donald Danks, CEO of iMergent, said, "Throughout this process, we have been confident the matter would be resolved amicably. We have continued to focus on growing our business and returning value to our shareholders. Nonetheless, we are thrilled to have put this issue to rest."

     Korn added, "I hope this resolution shows the intent of the company to act in good faith to resolve any outstanding issues with any regulatory authority. The company will continue to work to make its business transparent to both regulators and, most importantly, our customers."

     Safe Harbor Statement

     Statements made in this press release regarding the company's (1) expectation that the disclosures in the settlement will provides additional and useful disclosures to iMergent's customers; (2) expectation that the Company will act in good faith to resolve any outstanding issues with any regulatory authority, and (3)expectation that the Company will continue to focus on growing its business and returning value to its shareholders are subject to a number of risks and uncertainties that could cause actual results to differ materially form those described in the forward-looking statements. For a more detailed discussion of risk factors that affect iMergent's operations, please refer to the company's Form 10-K for the year ended June 30, 2007.

     About iMergent

     iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.


     CONTACT: iMergent, Inc.
              Robert Lewis, CFO, 801-431-4695
              investor_relations@imergentinc.com
              or
              Lippert/Heilshorn & Associates
              Kirsten Chapman/ Dahlia Bailey,
              415-433-3777 (Investor Relations)
              kchapman@lhai.com